UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33167	77-0632186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 N. Indian Hill Blvd., #702 Claremont, California
(Address of principal executive offices)

91711
(Zip code)

(626) 715-5855
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events;

On December 22, 2009, Tianjin Kiwa Feed Co., Ltd. ("Kiwa Tianjin"), 80% owned subsidiary of Kiwa Bio-Tech Products Group Corporation (the “Company”), filed a lawsuit against Tianjin Challenge Feed Co., Ltd. ("Challenge Feed"), the Company’s 20% joint venture partner in Kiwa Tianjin, in the local court of Wuqing District, Tianjin, where Kiwa Tianjin is domiciled.

In the lawsuit, Kiwa Tianjin asserted that Challenge Feed unlawfully disposed of assets held by Kiwa Tianjin, such assets include:

(1) Machinery and equipment.  Challenge Feed entered into a settlement agreement with one of its creditors, in accordance with which Challenge Feed agreed to transfer title of the machinery and equipment, which had been assigned to Kiwa Tianjin in 2006 in connection with the establishment of Kiwa Tianjin as a joint venture between the Company and Challenge feed, to repay Challenge Feed’s debt.  Challenge Feed did not obtain Kiwa Tianjin’s consent nor inform Kiwa Tianjin of such transfer.

(2) Inventories.  Kiwa Tianjin had a long standing agreement to lease Challenge Feed’s factory facilities and warehouse for storage of its inventory.  Challenge Feed has disposed Kiwa Tianjin’s inventories including raw materials, packages and finished goods stored in the factory to repay Challenge Feed’s debt without any permission from Kiwa Tianjin.

Kiwa Tianjin is seeking damages against Challenge Feed in the amount of approximately RMB 2.2 million in total.  The local court is currently reviewing the complaint and related documents filed with it.

Taking into consideration of the fact that Kiwa Tianjin will not be able to operate normally with its own machinery and equipment in the factory leased from Challenge Feed, Kiwa Tianjin has chosen another factory to continue its operations.  Kiwa Tianjin is in the process of negotiation of a long-term cooperation agreement with the owner of the new factory.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2009

/s/ Wei Li
      Wei Li
Title: Chairman of Board of Directors and Chief Executive Officer